Exhibit 1.01 – Conflict Minerals Report

Conflict Minerals Report of Oil States International, Inc.

In accord with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Mineral Report of Oil States International, Inc. (the Company or Oil States) for calendar year 2015 (excepting conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accord with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”).

1.	Introduction

The intent of this Conflict Minerals Report (CMR) is to summarize the results of Oil States good faith Reasonable Country of Origin Inquiry (“RCOI”) and describe Oil States due diligence process in accordance with Rule 13p-1 requirements.

2.	Reasonable Country or Origin Inquiry Description

To implement the RCOI, Oil States’ Tier 1 suppliers were engaged to collect information regarding the presence and sourcing of gold, tantalum, tin and tungsten (“3TG”) used in the products supplied to Oil States. Information was collected and stored using an online platform provided by a third party vendor, Source Intelligence.

Our supplier engagement efforts followed these steps:

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An introduction email was sent to Tier 1 suppliers describing the Conflict Minerals Compliance Program (“CMCP”) requirements. In an effort to increase awareness of the CMCP and supporting regulation concerning 3TG mineral tracing, Oil States’ suppliers were introduced to the Source Intelligence Conflict Minerals Supplier Resource Center.

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Following the introduction email, a subsequent email was sent to suppliers containing instructions for submitting their Conflict Minerals Reporting Template (“CMRT”), either in MS Excel format or by completing directly in an online data collection platform.

●	Following the initial introductions to the program and information request, up to four reminder emails were sent to each non-responsive supplier requesting survey completion.

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Suppliers who remained non-responsive to these email reminders were contacted by telephone and offered assistance. This assistance included, but was not limited to, further information about the CMCP, an explanation of why the information was being collected, a review of how the information would be used and clarification regarding how the information needed could be provided.

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If, after these efforts, a given supplier still did not register with the system or provide the information requested, an escalation process was initiated. The escalation process consisted of direct outreach by Oil States to request their participation in the program.

Oil States utilized the Electronic Industry Citizenship Coalition (EICC) and Global e-Sustainability Initiative (GeSI) Conflict Minerals Due Diligence Template (“EICC-GeSI Template”) for data collection.

Suppliers were asked to provide information regarding the sourcing of their materials with the ultimate goal of identifying the 3TG smelters or refiners (“SORs”) and associated mine countries of origin. To facilitate reporting at the product-level, the products indicated by Oil States as being sourced from a given supplier were communicated to that supplier as part of the data request. Suppliers were able to submit multiple CMRTs as needed to address all indicated products. In many cases, however, the supplier response defaulted to a company level CMRT.

Where a supplier was unable to provide a CMRT, Source Intelligence requested information on its suppliers of products or components which may require 3TG for their production or functionality.  These Tier 2 suppliers, and subsequent tiers of suppliers as needed, were then engaged following the contact procedures explained above.  When contact information was provided, Tier 2 and beyond suppliers were contacted up to three times via email or phone in order to build a chain-of-custody back to the 3TG SOR.

Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary 3TG, as well as the origin of those materials. Additional supplier contacts were conducted to attempt to resolve the following quality control flags:

●	One or more SORs were listed for an unused metal;

●	SOR information was not provided for a used metal, or SOR information provided was not a verified metal processor;

●	Supplier answered yes to sourcing from a Covered Country, but none of the SORs listed are known to source from the region;

●	Supplier indicated that they have not received conflict minerals data for each metal from all relevant suppliers;

●	Supplier indicated they have not identified all of the SORs used for the products included in the declaration scope;

●	Supplier indicated they have not provided all applicable SOR information received; and

●	Supplier indicated 100% of the 3TG for products covered by the declaration originate from scrap/recycled sources, but one or more SORs listed are not known to be exclusive recyclers.

3.	RCOI Results

A total of 253 Tier 1 suppliers were identified as in-scope for conflict mineral regulatory purposes and contacted as part of the RCOI process.

As a result of the inquiry process, Oil States was able to identify 30 SORs of 3TGs with an indication of DRC (Democratic Republic of the Congo) or CC (“Covered Country”) sourcing. Refer to section 4 below for a summary of these SORs.

4.	SOR Facility Description

Below is a summary of product-level only SORs with indications of DRC/CC sourcing and their certification status:

Metal	Smelter/Refiner	Certification Status	Mine Countries of Origin
Gold	CCR Refinery - Glencore Canada Corporation	LBMA, CFSP	Argentina, Australia, Canada, Chile, DRC- Congo (Kinshasa), Germany, Japan, Peru, Switzerland, United States, Zambia
Tantalum	Conghua Tantalum and Niobium Smeltry	CFSP	Brazil, China, Ethiopia, India, Niger, Rwanda, Thailand
Tin	CV United Smelting	CFSP	China, DRC- Congo (Kinshasa), Indonesia, Japan, Malaysia, Peru
Tantalum	Duoluoshan	CFSP	Bolivia, Brazil, China, Ethiopia, India, Japan, Malaysia, Niger, Nigeria, Rwanda, Thailand
Tin	EM Vinto	CFSP	Bolivia, Brazil, Canada, China, DRC- Congo (Kinshasa), Germany, Indonesia, Malaysia, Peru, Russia
Tantalum	H.C. Starck Co., Ltd.	CFSP	Australia, Bolivia, Brazil, Ethiopia, India, Mozambique, Namibia, Rwanda, Sierra Leone, Thailand, Zimbabwe
Tungsten	H.C. Starck GmbH	CFSP	Australia, Bolivia, Brazil, Canada, China, Estonia, Ethiopia, Germany, India, Japan, Mozambique, Namibia, Peru, Portugal, Russia, Rwanda, Sierra Leone, Spain, Thailand, United States, Zimbabwe
Tantalum	H.C. Starck GmbH Goslar	CFSP	Australia, Bolivia, Brazil, Canada, China, Ethiopia, Germany, India, Japan, Mozambique, Namibia, Rwanda, Sierra Leone, Thailand, United States, Zimbabwe
Tantalum	H.C. Starck GmbH Laufenburg	CFSP	Australia, Bolivia, Brazil, Canada, China, Ethiopia, Germany, India, Japan, Mozambique, Namibia, Rwanda, Sierra Leone, Zimbabwe
Tantalum	H.C. Starck Hermsdorf GmbH	CFSP	Australia, Bolivia, Brazil, Canada, China, Ethiopia, Germany, India, Japan, Mozambique, Rwanda
Tantalum	H.C. Starck Inc.	CFSP	Australia, Bolivia, Brazil, Canada, China, Ethiopia, Germany, India, Japan, Mozambique, Namibia, Rwanda, Sierra Leone, United States, Zimbabwe
Tantalum	H.C. Starck Ltd.	CFSP	Australia, Bolivia, Brazil, Canada, China, Ethiopia, Germany, India, Japan, Mozambique, Namibia, Rwanda, Sierra Leone, Zimbabwe
Tantalum	Hi-Temp Specialty Metals, Inc.	CFSP	Australia, Bolivia, Brazil, China, Ethiopia, India, Mozambique, Namibia, Rwanda, Sierra Leone, United States, Zimbabwe
Tantalum	Jiujiang Tanbre Co., Ltd.	CFSP	China, DRC- Congo (Kinshasa)
Tantalum	KEMET Blue Metals	CFSP	Burundi, Mexico, Mozambique, Niger, Nigeria, Rwanda
Tantalum	Kemet Blue Powder	CFSP	Burundi, China, DRC- Congo (Kinshasa), Mexico, Mozambique, Niger, Nigeria, Rwanda, United States

Tin	Malaysia Smelting Corporation (MSC)	CFSP	DRC- Congo (Kinshasa), Indonesia, Malaysia
Tin	Minsur	CFSP	Bolivia, Brazil, Canada, China, DRC- Congo (Kinshasa), Indonesia, Malaysia, Peru, Rwanda, Switzerland, Thailand, United States
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CFSP	Australia, Brazil, Burundi, China, Ethiopia, Malaysia, Mozambique, Niger, Nigeria, Rwanda, Switzerland
Tin	Operaciones Metalurgical S.A.	CFSP	Bolivia, Brazil, Canada, China, DRC- Congo (Kinshasa), Indonesia, Japan, Malaysia, Peru, Philippines, Russia, Thailand
Tin	PT Bukit Timah	CFSP	Australia, Bolivia, Brazil, Canada, China, DRC- Congo (Kinshasa), Indonesia, Malaysia, Peru, Russia
Tin	PT Stanindo Inti Perkasa	CFSP	Australia, Bolivia, Brazil, Canada, China, DRC- Congo (Kinshasa), Indonesia, Malaysia, Mozambique, Peru
Tin	PT Timah (Persero) Tbk Mentok	CFSP	Bolivia, Brazil, Canada, China, DRC- Congo (Kinshasa), India, Indonesia, Malaysia, Peru, Thailand
Tin	Thaisarco	CFSP	Australia, Bolivia, Brazil, Canada, Chile, China, DRC- Congo (Kinshasa), Indonesia, Japan, Malaysia, Morocco, Myanmar, Peru, Poland, Portugal, Rwanda, Thailand
Tantalum	Ulba Metallurgical Plant JSC	CFSP	Australia, Belarus, Brazil, Burundi, Canada, China, DRC- Congo (Kinshasa), Ethiopia, Japan, Kazakhstan, Mozambique, Russia, Rwanda, United States, Zimbabwe
Tungsten	Xiamen Tungsten Co., Ltd.	CFSP	Australia, Bolivia, Brazil, Canada, China, Germany, Japan, Mexico, Niger, Nigeria, Peru, Portugal, Russia, Rwanda, Spain, Thailand, United States, Vietnam
Tantalum	Zhuzhou Cemented Carbide	CFSP	Brazil, Burundi, China, DRC- Congo (Kinshasa), Japan, Kazakhstan, Malaysia, Niger, Nigeria, Russia, Rwanda

For those declaration responses provided at the company-level and non-specific to Oil States products, there was an indication of DRC/CC sourcing for three additional verified SORs1. Each of the 27 SORs1 provided at the product level has formal certification with the Conflict Free Sourcing Initiative (CFSI) designated as “CFSI Certified” or with the London Bullion Market Association (LBMA). At the company level, one of the three SORs with an indication of DRC/CC sourcing maintains involvement with the London Bullion Market Association (LBMA) or CFSI for certification. The only true unknown SORs of the DRC/CC subset are PT Pelat Timah Nusantara Tbk and China Nonferrous Metal Mining (Group) Co., Ltd.

Based on the information provided by suppliers at the product-level for reporting year 2015 and additional independent research, there were no SORs with indications of sourcing from an OECD Level 2 or Level 3 country. Additionally, there were no known or verified SORs at the product-level for which an unknown reserve was present.

For those declaration responses provided at the company-level and non-specific to Oil States products, the presence of any particular SOR, while a potential risk, is not an absolute within the supply chain due to the potential for false positives.

1 The information in the smelter/refiner database begins with supplier-provided information (CMRT data); Additional research (internet, industry and government associations) and outreach (email and telephone) is then performed directly with these companies to confirm the data provided via CMRTs. The Source Intelligence Smelter Verification and Outreach Process includes research in an attempt to verify types of metal processing performed (including exclusive recycling), mine countries of origin, conflict-free certification status, and due diligence measures being conducted for those entities who are not conflict-free certified.

3. Design of Due Diligence Framework

Oil States’ due diligence process is designed in accordance with the Organization for Economic Cooperation and Development’s (OECD’s) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf 2 . It is important to note that the OECD Guidance was written for both upstream 3 and downstream 4 companies in the supply chain. As Oil States is a downstream company in the supply chain, our due diligence practices were tailored accordingly.

2 OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013; http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.

3 Upstream companies refer to those between the mine and SOR. As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders and SORs.

4 Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (OEMs) and retailers.

4.	Due Diligence Measures Performed

Due Diligence measures undertaken by Oil States included the following:

●	Adopted a Conflict Minerals Policy. Our conflict minerals policy is publicly available at https://www.oilstatesintl.com/Corporate-Governance-1223.html

●	Assembled an internal team to support product scoping and supply chain due diligence

●	Established a system of controls and transparency over the mineral supply chain

●	Implemented internal measures to strengthen company engagement with suppliers

●	Included internal grievance mechanism in the Conflict Minerals Policy

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Engaged with SORs to obtain mine of origin and transit routes and assessed whether SORs have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas

●	Designed and implemented a strategy to respond to supply chain risks

●	Implemented a risk management plan, monitored and tracked risk mitigation, reported to senior management and evaluated supplier relationship

●	Undertook additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances

●	Reported Annually on Supply Chain Due Diligence. This CMR and the Form SD to which it is an exhibit are publicly available at http://www.ir.oilstatesintl.com/sec.cfm.

5.	Steps to Improve Due Diligence

Oil States expects to take the following steps, among others, to improve our due diligence measures and to further mitigate the risk that the Subject Minerals contained in our products are financing conflict in the Covered Countries:

●	Continue to assess the presence of 3TG in the supply chain

●	Clearly communicate expectations with regard to supplier performance, transparency and sourcing

●	Increase supplier response rate for RCOI process

●	Increase supplier rate of product specificity for RCOI process

●	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program

●	Provide continuing education to members of our Conflict Minerals Compliance team, as well as employees who are involved with supplier and customer contact related to Conflict Minerals compliance

6. Independent Private Sector Audit

A private sector audit is not required.